Exhibit 99.1

Contact:	Anne Bugge	(425) 951-1378

GRAHAM COX PROMOTED TO VICE PRESIDENT, INTERNATIONAL FOR SONOSITE

BOTHELL, WA -- August 10, 2005 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, announced today the appointment of Graham D. Cox as Vice President of its international business.  Henry (Skip) A. Krause, who has led SonoSite's international division for the past two years, is resigning his position for personal family reasons, effective September 12, 2005.

"Skip has made significant contributions to expanding our presence into new international markets and successfully re-engineered our distribution in Japan," said Kevin M. Goodwin, SonoSite President and CEO.  "We appreciate his efforts and wish Skip and his family all the best in the future."

"We are fortunate to have an executive of Graham Cox's caliber and ultrasound experience who is well qualified to immediately assume leadership of our international business," Goodwin said. "Graham's proven leadership in establishing and growing our operations in Europe, Africa and the Middle East, provides an excellent base from which to lead and maintain our strong momentum in international markets."

Currently Vice President and General Manager for Europe, the Middle East and Africa, Mr. Cox joined SonoSite in 1999 and was responsible for developing the company's sales and distribution infrastructure in those regions.  Under his leadership, sales in these geographic areas rose from less than $3 million in his first year to approximately $40 million in the past 12 months, accounting for 30 percent of SonoSite's global revenue.  Mr. Cox has established direct sales subsidiaries in the United Kingdom, France, Germany and Spain and manages over 50 distributor relationships.

With the appointment of Mr. Cox, SonoSite's international headquarters will be based in the London area where he, and the company's U.K. subsidiary, SonoSite Ltd., are located.   Mr. Cox's background in the ultrasound industry spans over 25 years. Prior to SonoSite, he worked with ATL Ultrasound, Inc. now part of Philips Medical Systems and Acuson Corporation, now part of Siemens AG.  Mr. Cox received an electronic engineer education and holds an Executive MBA with Honors from the International Management Centers Association.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand carried ultrasound, with an installed base of more than 20,000 systems. The company, headquartered near Seattle, Washington is represented by seven subsidiaries and a global distribution network in over 75 countries. Approximately half of its revenues are generated from international markets.  SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The company employs approximately 450 people worldwide.